TERMINATION AND RELEASE AGREEMENT

        This Termination and Release Agreement (this "Agreement") dated as of March 4, 2002 (the "Effective Date") is entered into by and between SuperGen, Inc. ("SuperGen"), a California corporation with a principal office at 4140 Dublin Boulevard, Suite 200, Dublin, California 94568, and Abbott Laboratories ("Abbott"), an Illinois corporation with a principal office at 100 Abbott Park Road, Abbott Park, Illinois 60064. SuperGen and Abbott are referred to herein collectively as the "Parties" and individually as a "Party".

        WHEREAS, SuperGen and Abbott are parties to the Worldwide Sales, Distribution, and Development Agreement between SuperGen and Abbott, dated as of December 21, 1999 and as amended to date (the "Sales Agreement");

        WHEREAS, SuperGen and Abbott are parties to the Common Stock and Option Purchase Agreement between Abbott and SuperGen, dated as of December 21, 1999 and as amended to date (the "Stock Purchase Agreement");

        WHEREAS, SuperGen and Abbott are parties to the U.S. Distribution Agreement between SuperGen and Abbott, dated as of December 21, 1999 and as amended to date (the "U.S. Distribution Agreement");

        WHEREAS, the Parties wish to terminate the Sales Agreement and the Stock Purchase Agreement; and

        WHEREAS, the Parties wish to release any claims relating to the Sales Agreement and/or the Stock Purchase Agreement.

        NOW, THEREFORE, the Parties agree as follows:

1. Definitions

        1.1.    "Affiliate"    shall mean, with respect to any entity, any other entity Controlling, Controlled by or under common Control with the first entity. For the purposes of this Section 1.1, Control shall mean the ownership of 50% or more of any class of capital stock of any entity, an interest in 50% or more of the profits of any entity or the possession of the power to direct the activities of an entity, whether by contract or otherwise.

2. Termination and Release

        2.1.    Termination of Sales Agreement.    In consideration of mutual releases, covenants, agreements and/or other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree to terminate the Sales Agreement effective as of the Effective Date.

        2.2.    Termination of Stock Purchase Agreement.    In consideration of mutual releases, covenants, agreements and/or other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree to terminate the Stock Purchase Agreement effective as of the Effective Date.

        2.3.    SuperGen Release of Abbott.    In consideration of mutual releases, covenants, agreements and/or other good and valuable consideration, the receipt of which is hereby acknowledged, SuperGen, for itself and for its Affiliates and for its and their respective administrators, successors, assigns, officers, directors, employees, and trustees (all of the foregoing being referred to in this paragraph as "Releasors") release, acquit and forever discharge Abbott, its Affiliates and its and their administrators, successors, assigns, officers, directors, employees, attorneys, and trustees (all of the foregoing being referred to in this paragraph as "Releasees") from all obligations to the Releasors, including all unpaid milestone obligations whether asserted or unasserted, arising under or relating to the Sales Agreement or the Stock Purchase Agreement, including the termination thereof, provided, however, that nothing contained herein is intended to or shall release the Releasees from any and all obligations set forth in this Agreement.

        2.4.    Abbott Release of SuperGen.    In consideration of mutual releases, covenants, agreements and/or other good and valuable consideration, the receipt of which is hereby acknowledged, Abbott, for itself and for its Affiliates and for its and their respective administrators, successors, assigns, officers, directors, employees, and trustees (all of the foregoing being referred to in this paragraph as "Releasors") release, acquit and forever discharge SuperGen, its Affiliates and its and their respective administrators, successors, assigns, officers, directors, employees, attorneys, and trustees (all of the foregoing being referred to in this paragraph as "Releasees") from all obligations to the Releasors arising under or relating to the Sales Agreement or the Stock Purchase Agreement, including the termination thereof, provided, however, that nothing contained herein is intended to or shall release the Releasees from any and all obligations set forth in this Agreement.

        2.5.    Fees and Expenses.    The Parties shall each bear the fees and expenses of its counsel and their own out-of-pocket costs in connection with this Agreement.

3. Settlement of Outstanding Fees

        3.1.    Development Fees.    SuperGen currently owes Abbott the sum of one million six hundred thousand dollars ($1,600,000) in connection with development work that has been funded by Abbott under the Sales Agreement (referred to herein as "Development Fees"). The Development Fees shall be reimbursed by SuperGen as follows: (i) eight hundred eighty thousand three hundred sixty-five dollars ($880,365) shall be deducted from Abbott's payment of fees owed to SuperGen for 2001 fourth quarter sales of Nipent® (Pentostatin) pursuant to the U.S. Distribution Agreement; and (ii) the remaining seven hundred nineteen thousand six hundred thirty-five dollars ($719,635) shall be paid by SuperGen to Abbott within ten (10) days of the Effective Date.

        3.2.    Reconciliation.    In the event SuperGen presents evidence within thirty (30) days of the Effective Date, such evidence to be reasonably acceptable to Abbott, that the amount of Development Fees set forth in paragraph 3.1 is overstated, Abbott shall refund the amount of such overstatement within thirty (30) days of the presentation of such evidence.

4. Warranties, Limitation of Liability and Public Statements

        4.1.    Limited Warranties.    Each Party hereby warrants that it has the right and authority to enter into and carry out its obligations under this Agreement and that this Agreement has been authorized by all requisite corporate action. Each Party hereby warrants that it shall not enter into any agreement in conflict with this Agreement.

        4.2.    Public Statements.    Each Party hereby agrees not to make any public statement, oral or written, disparaging the other Party with respect to any activity arising under or relating to the Sales Agreement, the Stock Purchase Agreement or the U.S. Distribution Agreement, provided that this Paragraph shall not apply to oral questions, interrogatories, requests for information or other documents required in connection with legal proceedings, subpoenas, civil investigations or other similar processes.

5. Miscellaneous

        5.1.    Relationship of the Parties.    Nothing herein shall create any association, partnership, joint venture or the relation of principal and agent between the Parties. Each Party is acting as an independent contractor, and no Party shall have the authority to bind any other Party or its representatives in any way.

        5.2.    Entire Agreement.    This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and cancels and supercedes all prior negotiations, understandings and agreements relating to the subject matter hereof. The Parties represent and warrant that, other than the U.S. Distribution Agreement, there is no other agreement or contract relating to the termination of the Sales Agreement and/or the Stock Purchase Agreement or any consideration transferred or to be transferred between the Parties other than as set forth in this Agreement.

        5.3.    Waiver and Amendment.    This Agreement may not be amended except pursuant to a written instrument signed by each of the Parties. No right of a Party, and no breach of any terms of this Agreement, can be waived and no election under this Agreement can be made unless such waiver or election is in writing and signed by the Party waiving such right or making such election.

        5.4.    Governing Law.    This Agreement shall be governed by the laws of the State of Illinois, without regard to the choice of law principles thereof.

        5.5.    Construction and Interpretation.    This Agreement shall be deemed to have been jointly drafted by the Parties, no rules of strict construction against either Party shall be applied. In this Agreement, the word "including" shall be deemed to be followed by "without limitation".

        5.6.    Severability.    The provisions of this Agreement are severable. If any such provision shall be held invalid or unenforceable for any reason, such provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such provision in a valid and enforceable manner. The invalidity or unenforceability of any provision of this Agreement shall not affect any other provision of this Agreement.

        5.7.    Assignment.    Each of the Parties shall have the right to assign its rights hereunder only to a surviving entity of a merger with such Party, by operation of law. This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns.

        5.8.    Notices.    Any notice given under this Agreement shall be made in writing by registered mail, return receipt requested, or by overnight courier, and shall be deemed given on the date received.

If to SuperGen:	SuperGen, Inc. 4140 Dublin Boulevard Suite 200 Dublin, California 94568
with a copy to:	Wilson Sonsini Goodrich & Rosati 650 Page ill Road Palo Alto, California 94304-1050
If to Abbott:	Abbott Laboratories 200 Abbott Park Road Abbott Park, Illinois 60064, USA Attention of: President, Hospital Products Division
with a copy to:	Abbott Laboratories Domestic Legal Operations, Dept. 322, Bldg. AP-6 100 Abbott Park Road Abbott Park, Illinois 60064, USA

        5.9.    Counterparts.    This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute the same agreement.

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        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Abbott Laboratories		SuperGen, Inc.
By:	/s/ CHRISTOPHER BEGLEY	By:	/s/ JOSEPH RUBINFELD
Name: Christopher Begley Title: President, Hospital Products		Name: Dr. Joseph Rubinfeld Title: President—CEO